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                                                      EXHIBIT 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 21, 2003, on our reviews of interim consolidated financial information of 3M Company and its subsidiaries (the Company) for the three-month and six-month periods ended June 30, 2003 and 2002, and included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689,
333-30691, 333-44760, 333-44692, 333-73192, 333-101727 and 333-101751),
Form S-3 (Registration Nos. 33-48089, 333-42660, 333-48922, 333-98163 and
333-103234), and Form S-4 (Registration No. 333-49830).





/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP






Minneapolis, Minnesota
August 13, 2003